Exhibit 21.1
List of Subsidiaries

Subsidiary	Jurisdiction
Aspect Software Parent, Inc.	Delaware
Aspect Software, Inc.	Delaware
Davox International Holdings LLC	Delaware
Aspect Software (Australia) Pty Ltd	Australia
Aspect Software (BVI) Holdings, Ltd.	British Virgin Islands
Aspect Software Canada Corporation	Canada
Aspect Telecommunications Technology, Ltd.	Cayman Islands
Aspect Software (Dalian) Limited	China
Aspect Software (Shanghai) Limited	China
Aspect Software France)	France
Aspect Software GmbH	Germany
Aspect Communications (HK) Limited	Hong Kong
Aspect Contact Center Software India Private Limited	India
Aspect Technology Center (India) Private Limited	India
Aspect Software Ireland Limited	Ireland
Aspect Software Italy S.r.l.	Italy
Aspect Software Japan Ltd.	Japan
Aspect Software Korea Limited	Korea
Aspect Software Servicios de Mexico, S. de R.L. de C.V.	Mexico
Aspect Software (Asia Pacific) Pte Ltd	Singapore
Aspect Software, S.L.	Spain
Aspect Software (Thailand) Co., Ltd.	Thailand
Aspect Software Benelux B.V. (Netherlands)	The Netherlands
Aspect Software B.V.	The Netherlands
Aspect Software UK Limited	United Kingdom
Concerto Software (UK) Limited	United Kingdom
Aspect Software Comércio E Serviços De Informatica Ltda.	Brazil
Aspect Software Caribbean, Inc.	Puerto Rico
Aspect Software Mexico S.A. de CV	Mexico
Aspect Software Colombia S.A.S.	Colombia
Aspect Software Middle East FZ-LLC	Dubai